Exhibit 99.1

Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101	Steven Brazones Investor Relations 651.236.5158 Keralyn Groff Public Relations 651.236.5104

NEWS	For Immediate Release	December 16, 2009

H.B. Fuller Agrees to Issue $150 Million in Senior Unsecured Notes

ST. PAUL, Minnesota - H.B. Fuller Company (NYSE: FUL) announced today that it has entered into a note purchase agreement under which it has agreed to issue $150 million in aggregate principal amount of senior unsecured notes to a group of private investors.

The $150 million in unsecured notes were split into four non-amortizing tranches:

•	$17 million 5.13% Senior Notes, Series A, due December 16, 2016 (7-year)

•	$33 million 5.13% Senior Notes, Series B, due February 24, 2017 (7-year)

•	$35 million 5.61% Senior Notes, Series C, due December 16, 2019 (10-year)

•	$65 million 5.61% Senior Notes, Series D, due February 24, 2020 (10-year)

Funding of the $150 million in unsecured notes will occur in two waves. The first funding, in the amount of $52 million, will occur on December 16, 2009. The second funding, in the amount of $98 million, will occur on February 24, 2010.

The Company has entered into interest rate swaps to convert all of Series A and B and $25 million of Series C to a floating rate of interest. The applicable floating rates are as follows:

•	Series A swapped at 6-month LIBOR + 1.59%

•	Series B swapped at 6-month LIBOR + 1.47%

•	Series C swapped at 6-month LIBOR + 1.78%

“We are pleased with the execution of this new debt issuance,” said Jim Giertz, senior vice president and chief financial officer. “The issuance of these notes has significantly extended the maturities of our debt and significantly improved our liquidity position.”

The proceeds from the offering will be used to refinance outstanding borrowings under the revolving credit facility and for general corporate purposes.

Citibank served as the exclusive placement agent on the offering.

About H.B. Fuller Company:

H.B. Fuller Company is a leading worldwide manufacturer and marketer of adhesives, sealants, paints and other specialty chemical products, with fiscal 2008 net revenue of $1.4 billion. Its common stock is traded on the New York Stock Exchange under the symbol FUL. For more information, please visit the website at www.hbfuller.com.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the Company’s ability to effectively integrate and operate acquired businesses; political and economic conditions; product demand; competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filings of April 3, 2009, July 1, 2009, October 2, 2009 and 10-K filing of January 28, 2009. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.